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                                                                   EXHIBIT 10.18



                 [KARTS INTERNATIONAL INCORPORATED LETTERHEAD]

Ervin L. Betts
25 Garner Street
Norwalk, CT  06854

             RE:  PRIVATE PLACEMENT SUBSCRIPTION PARTICIPATION OPTION NOTICE

Dear Ervin L. Betts:

     Karts International Incorporated (the"Company") is in the process of preparing a secondary public offering of the Company's securities and is simultaneously attempting to gain SmallCaps listing status of the Company's common shares and common stock purchase warrants on Nasdaq's market quotation system. To help facilitate the Company's application to Nasdaq, the Company is currently in the process of effectuating a reverse split whereby existing security holders will receive two shares (or warrants) in the exchange for every three shares (or warrants) owned. The resulting reduction in the number of outstanding securities should have a positive effect on the market price of the Company's securities and help the Company meet Nasdaq's initial listing requirements. Additionally, in working with Nasdaq on the listing application, the Company has been informed that Nasdaq will not pass favorably on the Company's application if any securities have been issued by the Company within the immediate prior twelve month period in any "bridge financing" transaction. The Company has determined that the recently closed private placement of preferred stock and redeemable common stock purchase warrants as closed on November 15, 1996 (the "Private Placement") may be determined by Nasdaq as such a "bridge financing" transaction.

     Therefore, in order for the Company to satisfy Nasdaq's listing criteria and move forward with the proposed secondary offering, the Company must formally offer you a choice of the following two options with regard to the Private Placement in which you are a subscriber ("Subscriber"):

     (i) The Company hereby offers each Subscriber the right to receive a refund of the original Private Placement funds submitted to the Company with simple interest applied thereon at 12.0% per annum (or the legal rate prescribed by governing state law, if any). If this option is selected, funds will be payable to the Subscriber on the day of closing of the secondary offering upon surrender of the Subscriber's preferred stock and warrant certificates; or,

     (ii) The Subscriber may retain the original participation in the Private Placement. This includes commitments of all monies and securities as described in the subscription documents. Additionally, for each unit of the Private Placement purchased, the Subscriber will receive an additional 20,000 redeemable common stock purchase warrants with an exercise price equal to the secondary offering price. However, all the Subscriber's securities (the preferred stock and any securities the preferred stock is convertible into including all common shares and all warrants) must be voluntarily locked-up and may not be sold by the Subscriber for 18 months from the closing of the Company's secondary public offering. Accordingly, the registration rights contained in the subscription documents must be waived by the Subscriber. Upon release of the lock-up, the securities may then be sold in accordance with Rule 144 of the Securities and Exchange Act of 1934, which places certain volume limitations on the sale of securities. Furthermore, by electing this option, the Subscriber will be deemed an affiliate of any underwriter of the secondary public securities offering by the Company and as such the Subscriber will not be eligible to purchase any securities offered at the time of the secondary public offering.
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Private Placement Subscription Participation Option Notice
March 6, 1997
Page Two


     Accordingly, the Company asks that you please indicate the option you wish to select on the accompanying sheet and return the signed and notarized original to the Company. While you have thirty days from the date of this notice to make your decision, the Company asks that you respond immediately so the Company may more quickly proceed with the proposed secondary public offering and the application for listing the Company's securities with Nasdaq. To facilitate this time request, the Company has included a pre-paid Federal Express return label for your use.

PLEASE NOTE: IF THE COMPANY DOES NOT RECEIVE ANY RESPONSE FROM YOU SELECTING ONE OF THE TWO OPTIONS GIVEN ON THE FORM PROVIDED, THEN THE COMPANY WILL PROCEED UNDER A DETERMINATION THAT THE NON-RESPONSIVE SUBSCRIBER HAS ELECTED OPTION #1.

If there are any questions with regard to this notice, please call Tim Halter at
(972) 233-0300.

Sincerely yours,

KARTS INTERNATIONAL INCORPORATED



V. Lynn Graybill
Chief Executive Officer
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Mr. V. Lynn Graybill
Chief Executive Officer
Karts International Incorporated
109 Northpark Boulevard - Suite 210
Covington, Louisiana  70433

Dear Mr. Graybill:

I acknowledge receipt of your March 5, 1997 Private Placement Subscription Participation Option Notice and as a subscriber ("Subscriber") to the Karts International Incorporated (the"Company") private placement of preferred stock and redeemable common stock purchase warrants as closed on November 15, 1996 (the "Private Placement") have accordingly selected the option indicated below:

     [ ] I elect to receive a refund of the original Private Placement funds submitted to the Company with simple interest applied thereon at 12.0% per annum (or the legal rate prescribed by governing state law, if any). I understand that by selecting this option all funds due will be payable to the Subscriber on the day of closing of the secondary offering upon surrender of the Subscriber's preferred stock and warrant certificates.

     [ ] I elect to retain the original participation in the Private Placement. This includes commitments of all monies and securities as described in the subscription documents. Additionally, for each unit of the Private Placement purchased, I will receive an additional 20,000 redeemable common stock purchase warrants with an exercise price equal to the secondary offering price. However, I acknowledge and agree that all the Subscriber's securities (the preferred stock and any securities the preferred stock is convertible into including all common shares and all warrants) will be voluntarily locked-up and will not be sold for 18 months from the closing of the Company's secondary public offering. Accordingly, I formally waive any and all registration rights as contained in the subscription documents for the Private Placement. I further agree that upon expiration of the lock-up term, my securities in the Company will only be sold in compliance with all provisions of Rule 144 of the Securities and Exchange Act of 1934. I further acknowledge that by electing this option I have accepted designation as an affiliate of any underwriter of any secondary public securities offering by the Company and I acknowledge that as such I will not be eligible to purchase any securities of the Company offered at the time of the secondary public offering.

SIGNED BY:                                         Number of Private Placement
                                                   Units Subscribed:


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Ervin L. Betts                Date
25 Garner Street
Norwalk, CT  06854

NOTARY PUBLIC: State of:              ,  County of:
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I hereby affirm that the above signed person personally appeared before me and affixed their seal in my presence.

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                               Date

My Commission Expires:
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